EXHIBIT 99.1

Annual Meeting Script

Casey’s General Stores, Inc.

September 13, 2013

SLIDE 1—ANNUAL MEETING

Good morning ladies and gentlemen, and welcome. I’m Bob Myers, President & CEO of Casey’s General Stores and I am pleased to welcome you to our 2013 annual shareholders meeting. I will now call this meeting to order.

The entire Casey’s team appreciates you coming to learn more about the results of fiscal 2013 and the Company’s expectations for fiscal 2014.

[Brief pause.]

SLIDE 2—CASEY’S LOGO

At this time, let me introduce the other members of your board of directors. Our talented board provides valuable guidance and energy each year that helps Casey’s continue to build shareholder value. Will each of the board members please stand as I call your name and remain standing until all are introduced?

Bill Kimball—Bill is the retired Chairman and CEO of Medicap Pharmacy, Inc. and is the Lead Director of Casey’s Board.

Ken Haynie—Ken is our longest serving member of the Board. He is a retired lawyer and formerly of counsel to the law firm of Ahlers & Cooney.

Diane Bridgewater—Diane is the Executive Vice President, Chief Financial and Administrative Officer of LCS.

Jeff Lamberti—Jeff is the former President of the Iowa Senate and current President and Managing Shareholder with the law firm of Lamberti, Gocke, & Takekawa, P.C.

Richard Wilkey—Richard is a management and development consultant to various companies in the Midwest, the former City Manager of Des Moines, and was previously an executive for the Weitz Corporation and its subsidiaries.

Lynn Horak—Lynn is the past Chairman of Wells Fargo Regional Bank.

Johnny Danos—Johnny is the retired President of the Greater Des Moines Community Foundation and now the Director of Strategic Development for LWBJ, LLP.

Please join me in thanking these dedicated individuals who have worked so hard over the past year representing the best interests of all of us, the shareholders.

[Step back from microphone, begin applause, return to microphone when it subsides.]

There are some special guests with us this morning who also work very hard on our behalf. Please stand when I call your name and remain standing until all are introduced.

Jerry Borowick—Jerry is the managing partner of the Des Moines office of KPMG, the independent public accounting firm which audits Casey’s.

Bill Noth—Bill is our securities counsel and is a member of the Ahlers & Cooney firm.

Charlie Zade—Charlie is representing our transfer agent and registrar, Computershare Trust Company, and is serving as inspector of the election.

Thank you all for your assistance.

[Pause]

The Secretary has reported receipt of Computershare’s affidavit that notice of this annual meeting, the proxy statement, the form of proxy and the annual report to shareholders were mailed to shareholders on August 2, 2013.

In addition, our Secretary has reported that a certified list of the holders of the Company’s common stock, at the close of business on July 22, 2013, the record date for this meeting, was prepared and certified by Computershare. The list of shareholders and these other documents will be filed with the records of the Company.

At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the meeting shall constitute a quorum. We have been advised by Computershare that a quorum is present at this meeting. I therefore declare this meeting open for business.

As set forth in the notice sent to each of the shareholders of the Company, the business of this meeting includes three items: a) To elect three Class III directors for terms expiring in 2016; b) To ratify the appointment of KPMG LLP as Casey’s independent auditor for the fiscal year ending April 30, 2014 and c) To hold an advisory vote on our named executive officer compensation.

The Company is nominating the three directors listed in our proxy statement. They are Johnny Danos, Jeffrey Lamberti, and Lynn Horak. The Company has not received notice of any other nominees, and therefore I declare the nominations closed. We will also vote at the same time on the proposal to ratify appointment of the Company’s independent auditors and on the advisory vote concerning executive compensation. The Company has not received any other shareholder proposals.

I now declare the polls open for voting. As a reminder, if you have already voted by mail, phone or internet, you do not need to vote again by ballot unless you wish to change your vote. If anyone has not voted by proxy or wishes to change their vote, please raise your hand to request a ballot. If there are any questions about any of these procedures or proceedings, we will be happy to help. Please raise your hand if you have a question.

[If any shareholder asks to speak or ask questions with regard to any of the matters to be voted on, allow brief remarks or questions.]

Has anyone present not voted by proxy? Does anyone want to change a vote and need a ballot? (If people need ballots, have Charlie distribute them) Please pass your ballots to the end of each aisle so Charlie can collect them.

[Pause]

The time is XX:XX, and I now declare that the polls are closed.

As usual, the remainder of the meeting consists of presentations from key officers followed by a question and answer session in which shareholders are invited to participate.

I would like to remind you that statements made during this meeting may constitute forward-looking statements. As described in the Company’s most recent Form 10-K, many important factors could cause actual results to differ materially from what is expressed in the forward-looking statements.

I will begin with a brief overview of fiscal 2013 and share the goals we have set for fiscal 2014. We will then hear from other company leaders on the fiscal 2013 performance within the various categories of our business.

[Pause]

[Dim the lights]

SLIDE 3—PIZZA DELIVERY PERSON

We all know that success requires sustained effort and attention to detail, while at the same time maintaining the flexibility needed to react to unforeseen challenges and opportunities.

Casey’s fiscal 2013 was an example of this reality. We continued to roll out our three operational initiatives by converting 200 more stores to 24-hour operation, adding pizza delivery services in 200 stores, and completing 75 major remodels. While one or more of these initiatives may add value to our business in one location, it does not mean they will work in all locations. So we continue to monitor the results of these operational initiatives and adjust our plans accordingly.

Casey’s also faced a very challenging cigarette environment in fiscal 2013. Market forces in the first half of the fiscal year – including a cigarette excise tax increase in the state of Illinois and changes in the promotional landscape from manufacturers – made an already competitive product even more so. We took a disciplined approach to price adjustments that stabilized cigarette sales throughout the second half of the fiscal year and set us on a profitable path for fiscal 2014. We will provide a bit more detail about our expectations for fiscal 2014 in a few moments.

SLIDE 4—GIRL WITH SLICE

We ended the year with 1,749 stores in 14 states. We are very pleased with our progress on store growth. Casey’s does not grow simply to post a bigger store count. Our growth is always strategic and aims to increase overall, long-term profits. Everyone involved in our expansion efforts does an outstanding job of executing long-term plans for new store construction and reacting to opportunities for profitable acquisitions.

Now let’s take a few moments to discuss our outlook for fiscal 2014.

SLIDE 5—FISCAL 2014 GOALS

Our fiscal 2014 goals are as follows:

•	Increase same-store grocery & other merchandise sales 5% with a margin of 32.3%

•	Increase same-store prepared food & fountain sales 9% with a margin of 62.0%

•	Increase same-store gas gallons 1.5% with a margin of 15¢ per gallon

•	Build or acquire 70 to 105 stores and replace at least 20 stores.

(pause)

Casey’s leadership team is excited about our many initiatives and our business momentum going into fiscal 2014. Thank you for your investment in our company. Rest assured our more than 27,000 Casey’s employees are focused on driving profitable growth and continuing our strong legacy of building shareholder value.

Now let me turn over the podium to Sam Billmeyer—Senior Vice President–Logistics & Acquisitions to further discuss our store growth and geographic expansion.

[Sam]

Thank you Bob.

SLIDE 6—TOTAL NUMBER OF STORES CHART

During fiscal 2013, Casey’s completed 31 new store constructions and opened another 26 stores through acquisition. We also replaced 26 of our existing stores with our new store design.

As Bob mentioned, our growth strategy relies on a balance of new store construction and acquisitions. New store construction is a long-term process that includes several steps such as identifying desirable markets, finding the most attractive locations, purchasing the property, and completing the store construction. This process may take up to two years or more.

In contrast, acquisitions often have a much more immediate impact on our business. That is why we believe a balance of both new store construction and acquisitions is the right approach for our future growth.

We view return on invested capital as a key metric to our Company’s success and continue to closely monitor the results of our capital expenditures. Ultimately each potential construction project or acquisition is launched only if our analysis presents strong evidence that it will increase profits and build shareholder value.

SLIDE 7—TERRITORY MAP

During fiscal 2013, Casey’s opened stores in three new states bringing our total to 14. We opened newly constructed stores in both Kentucky and Tennessee and acquired a store in North Dakota. We also continued our expansion into Arkansas where we now operate 15 stores. Initial results have been positive and we are optimistic about future growth in these new markets.

We are moving forward with our plan to open a second distribution center in the southeastern portion of our current operating territory. A second warehouse will lower distribution and transportation costs and promote further geographic expansion. Although the location and completion date have not been finalized, we expect to complete our due diligence during this fiscal year.

SLIDE 8—CASEY’S LOGO

During the first quarter of fiscal 2014, the Company replaced 5 of our existing stores, completed 4 new store constructions and opened 3 stores through acquisition. Our pipeline of new store construction and acquisitions is very full. At the end of the first quarter of fiscal 2014, the Company had 31 new stores and 18 replacement stores under construction, as well as 19 stores under written agreement to acquire.

Next, our Chief Operating Officer, Terry Handley, is going to share more detailed information about the fiscal 2013 performance of Casey’s three business categories and further discuss our strategies for fiscal 2014. Terry will also report on results for the first quarter of fiscal 2014.

[Terry]

Thank you, Sam.

SLIDE 9—GASOLINE CHART

In fiscal 2013, same-store gallons were flat and below our fiscal year goal of 1%. However, the average margin of 15.2 cents per gallon was above our annual goal of 14 cents per gallon. Total gallons sold were up 4%. Gross profit from gasoline sales was $232.7 million, up 2.7% from the previous fiscal year.

During fiscal 2013, Casey’s partnered with Hy-Vee to offer a Fuel Saver program to customers who shop at Hy-Vee. The program rewards Hy-Vee shoppers with discounts on gasoline purchases at Casey’s. We are pleased with the program so far and believe it will continue to bring new customers to our stores.

Values of renewable fuel credits increased dramatically in the second half of fiscal 2013, directly benefitting our gas margin. Currently, the values of these credits are volatile, and much higher than they have been historically. While we do not know how long the favorable environment will continue, the Company is well positioned to take full advantage of this opportunity.

SLIDE 10—Q1 2014 GASOLINE CHART

For the first quarter of fiscal 2014, same-store gallons sold were up 3.2%, ahead of our annual goal of 1.5%. We continued to benefit from increased utilization of the fuel saver program throughout the quarter and expect this trend to continue. The average margin of 22.1 cents per gallon was above our annual goal of 15 cents per gallon as the value of renewable fuel credits remained high throughout the first quarter. Even without the benefit of renewable fuel credits, the gas margin would have been around 19¢ per gallon, still resulting in a record quarter. Total gallons sold for the quarter were up 8.2% to 426.5 million gallons.

[Pause]

SLIDE 11—INSIDE SALES & GROSS PROFIT CHART

Inside sales is the combination of Grocery & Other Merchandise and Prepared Food & Fountain categories. In fiscal 2013, revenue from inside sales reached $2 billion, with gross profit of $811.7 million and an average margin of 41%.

[Pause]

SLIDE 12—G&OM CHART

While same-store sales for Grocery & Other Merchandise finished below goal in fiscal 2013, total sales increased 4% to $1.4 billion. The average margin was 32.6%, in line with our goal for the fiscal year. Gross profit was up 4.4% to $462.7 million.

As Bob mentioned, Grocery & Other Merchandise was greatly impacted by cigarette sales. Cigarettes were negatively impacted throughout the first half of fiscal 2013 by changes in promotions offered by manufacturers as well as an Illinois state excise tax increase. Cigarettes are the number two destination item for us behind gasoline. Losing cigarette customers can directly affect many other areas of our business. Casey’s reacted to the challenge in a disciplined manner and implemented price and promotional strategies that stabilized cigarette sales. While these changes resulted in lower cigarette margins, regaining our market share has given us the opportunity to sell additional items to our cigarette customers. Cigarette sales in fiscal 2014 are off to a strong start, providing evidence that we reacted appropriately to this competitive cigarette environment.

Beer and beverage sales continued their strong performance in fiscal 2013. The expanded coolers at our new stores, replacement stores and major remodels continue to generate increased sales. We expect continued growth in beer and beverage sales in fiscal 2014.

SLIDE 13—Q1 2014 G&OM CHART

For the first quarter of fiscal 2014, same-store sales for Grocery & Other Merchandise were up 6.1% with an average margin of 32.7%, both ahead of their annual goals. Retail price adjustments made to cigarettes last fiscal year helped us in expanding our market share. Despite the significant price reductions in cigarettes, total gross profit for the quarter increased 7.6% to $138.4 million. Total sales for the quarter were $424.4 million.

[Pause]

SLIDE 14—PF&F CHART

Fiscal 2013 same-store sales for the Prepared Food & Fountain category increased 8.6%, below our annual goal of 11.0%. The average margin of 61.8% was ahead of our annual goal of 61.1%. Total sales were up 13% to $565 million. The most impressive aspect of this category is our gross profit increase, which was up over 15% for the year, finishing at $349 million.

SLIDE 15—TWO BOYS EATING PIZZA

Prepared Food & Fountain benefited from the continued roll out of our three primary operational initiatives – 24-hour operations, pizza delivery and major remodels. During fiscal 2013 we found that implementing pizza delivery services at a store also increases carry-out sales of pizza at that store. We believe that pizza delivery encourages new customers to try our pizza. Once they do, they make us part of their regular weekly routine. We were also pleased by the sales lift experienced when converting stores to 24-hour operations. In addition, the 75 major remodels Bob mentioned now serve our made-to-order sub sandwich offerings and significantly expand our coffee and fountain drink offerings. We typically experience a 30% lift in Prepared Food & Fountain sales after at least one of the three operational initiatives is implemented.

SLIDE 16—Q1 2014 PF&F CHART

Fiscal 2014 is off to another great start for the Prepared Food & Fountain category. Q1 same-store sales were up 11.9% with an average margin of 61.8%. The increase in same-store sales was primarily driven by the continued roll out of our three primary operational initiatives, along with some retail price increases implemented at the start of the fiscal year. Total sales for the category were up 16.5% to $166.2 million, and gross profit increased 11.9% to $102.8 million.

[Pause]

SLIDE 17—CASEY’S LOGO

Our Corporate Finance Department helps maintain Casey’s forward momentum through careful management of the capital we generate, prudent investment of our resources and careful monitoring of return on our investments. I will now turn the podium over to Bill Walljasper, our Chief Financial Officer and investor relations contact. Bill will talk with you about Casey’s financial condition in fiscal 2013 and expectations for fiscal 2014.

[Bill]

SLIDE 18—BALANCE SHEET CHART

Thank you Terry. On April 30, 2013, cash and cash equivalents totaled $41.3 million. Our long-term debt, net of current maturities was $653.1 million, and the average total debt to average total capital ratio decreased to approximately 54.4%. During this time shareholder equity increased to $602.3 million. Our balance sheet remains strong and positions us well to capitalize on future opportunities.

SLIDE 19—CASEY’S LOGO

In fiscal year 2013, operating expenses increased 10.4% to $760.4 million. The majority of the expense increase was associated with stores that were newly constructed, acquired or replaced in the last two years, along with the stores impacted by our three operational initiatives. Store level operating expenses for locations not impacted by the initiatives were up less than 4%.

Cash flow from continuing operations were $286.3 million in fiscal 2013, while capital expenditures were $331.3 million.

SLIDE 20—STORE PHOTO

Our disciplined approach and strong balance sheet allowed us to borrow $200 million at the start of fiscal 2014. The fixed rate on the 15-year notes is 3.67% for Series A which closed on June 17, 2013, and 3.75% for Series B that will close on December 17, 2013. These historically low interest rates will enable us to finance a significant amount of new store construction and acquisition activity, as well as the second distribution center previously mentioned.

Although the Company is very excited to lock in such attractive interest rates for the next 15 years, it remains critical that we perform at the same high level shareholders have come to expect. From new store construction, to remodeling and replacing existing stores, return on invested capital is a metric applied to every capital project we undertake. We will continue to monitor the performance of all of our initiatives, and adjust accordingly if the data indicates a need to do so.

Although our leverage has increased with the additional debt raised in fiscal 2014, we still have one of the strongest balance sheets in the industry. We expect this to continue as we benefit from a favorable acquisition environment and acceleration of our new store construction efforts.

SLIDE 21—FY13 CAPITAL EXPENDITURE BUDGET CHART

As outlined in our recent annual report, our fiscal 2014 budget includes $182 to $243 million for new store construction and acquisition activity and $48 million for replacement activity. We project expenditures of $48 million for maintenance and remodeling, with an additional $35 million for transportation and information systems improvements for a total capital expenditure budget for fiscal 2014 of $313 to $378 million.

[Pause]

We currently have 10 sell-side analysts covering our Company. They have helped us gain more visibility, add new shareholders in the United States and abroad, and increase the liquidity of our stock. We believe the investment community recognizes and appreciates that we set annual goals, hold ourselves accountable for them, and report the progress towards those goals on a monthly and quarterly basis.

SLIDE 22—STOCK PRICE PERFORMANCE CHART

We are pleased with our operational performance and the positive impact it has had on our stock price. As shareholders, this is a chart that I think all of you are interested in. Since 2008, our stock price has increased 237%. This represents a 22% compounded annual growth rate, compared to a 3% compounded annual growth rate in the S & P 500 during the same period.

SLIDE 23—DIVIDEND CHART

Casey’s also believes it is important to grow the dividend along with the business. At the June meeting, the Board of Directors increased the quarterly dividend to $0.18 per share, a 9% increase from the quarterly dividend a year ago. This marks the 14th consecutive year that the dividend has been increased. It has doubled in the last five years and has a compound annual growth rate of more than 20% during that time.

Let me close by saying the entire management team is committed to meeting the performance goals for fiscal 2014 and will continue to be focused on driving shareholder value in the future.

[Pause]

Now let me turn the podium over to Bob.

[Bob] [Bring up the lights]

SLIDE 24—CASEY’S LOGO—LAST SLIDE

You’ve already met three of our four senior officers:

Terry Handley—Chief Operating Officer,

Bill Walljasper—Sr. V.P. & CFO and,

Sam Billmeyer—Sr. V.P.–Logistics & Acquisitions.

I would like to also introduce our other senior executive:

Julie Jackowski—Sr. V.P. Corporate General Counsel & Human Resources

In addition, the other members of our management team include:

Darryl Bacon—V.P.–Food Services

Jay Blair—V.P. Transportation and Distribution

Hal Brown—V.P.–Support Services

Bob Ford—V.P.–Store Operations

Brian Johnson—V.P. – Finance and Corporate Secretary

Mike Richardson—V.P.–Marketing

Russ Sukut—V.P. & Treasurer

I would also like to specifically introduce our two newest officers of the company.

Rich Schappert, VP – Information Technology

Cindi Summers, VP – Human Resources

Please join me in applauding this outstanding group of leaders and managers. [Step away from the lectern, lead applause, return, and continue.]

The management team and I will be glad to answer any other questions you may have.

[Bob facilitates the Q&A session—when there are no further questions, he closes the meeting.]

[Bob]

Before we adjourn, I note that, based on a preliminary vote count provided by Computershare Trust Company, our shareholders have re-elected the incumbent directors. In addition, the ratification of the appointment of KPMG as independent auditor and the compensation of our named executive officers have also been approved.

If there is no further business to come before this meeting, I declare we are adjourned.

As you’re leaving, feel free to pick up a copy of the fiscal 2013 annual report and this fiscal year’s first quarter press release.

On behalf of our Board and all Casey’s employees, thank you for attending today and we look forward to seeing you again next September.